                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                              Amendment No. 1/1/


                       Great Lakes Chemical Corporation
       ----------------------------------------------------------------
                               (Name of Issuer)



                                 Common Stock
            -------------------------------------------------------
                        (Title of Class of Securities)



                                  390568 10 3
        ---------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1999
       ----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ]     Rule 13d-1(b)
[   ]     Rule 13d-1(c)
[   ]     Rule 13d-1(d)



                        (Continued on following pages)
                              Page 1 of 15 Pages


------------------
 /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                 ---------------------
  CUSIP NO.  390568 10 3            13G                    PAGE 2 OF 15 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren E. Buffett

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,258,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,258,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,258,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

------------------------                                 ---------------------
  CUSIP NO.  390568 10 3            13G                    PAGE 3 OF 15 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Berkshire Hathaway Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,258,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,258,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,258,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

------------------------                                 ---------------------
  CUSIP NO.  390568 10 3            13G                    PAGE 4 OF 15 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      OBH, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,258,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,258,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,258,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC

------------------------------------------------------------------------------

------------------------                                 ---------------------
  CUSIP NO.  390568 10 3            13G                    PAGE 5 OF 15 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Indemnity Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Nebraska Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,258,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,258,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,258,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IC

------------------------------------------------------------------------------

------------------------                                 ---------------------
  CUSIP NO.  390568 10 3            13G                    PAGE 6 OF 15 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GEICO Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,258,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,258,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,258,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      HC

------------------------------------------------------------------------------

------------------------                                 ---------------------
  CUSIP NO.  390568 10 3            13G                    PAGE 7 OF 15 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Government Employees Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Maryland Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,258,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,258,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,258,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.4

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC

------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

     Great Lakes Chemical Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

     500 East 96th Street
     Suite 500
     Indianapolis, Indiana 46240

Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:

     Warren E. Buffett
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     United States Citizen

     Berkshire Hathaway Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     OBH, Inc.
     1440 Kiewit Plaza
     Omaha, Nebraska 68131
     Delaware Corporation

     National Indemnity Company
     3024 Harney Street
     Omaha, Nebraska 68131
     Nebraska Corporation

     GEICO Corporation
     1 Geico Plaza
     Washington, DC 20076
     Delaware Corporation

     Government Employees Insurance Company
     1 Geico Plaza
     Washington, DC 20076
     Maryland Corporation


Item 2(d). Title of Class of Securities:

     Common Stock


Item 2(e). CUSIP Number:

     390568 10 3

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [ ]   Broker or Dealer registered under Section 15 of the Act.

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act.

     (c) [X]   Insurance Company as defined in Section 3(a)(19) of the Act.

               National Indemnity Company
               Government Employees Insurance Company


     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) [ ] An investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

               GEICO Corporation
               OBH, Inc.
               Berkshire Hathaway Inc.
               Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [X]   Group in accordance with Rule 13d-1(b)(1)(ii)(J).


               See Exhibit A


If this statement is filed pursuant to Rule 13d-1(c), check this box.    [ ]


Item 4.     Ownership

     Warren E. Buffett

     (a) Amount Beneficially Owned:

          4,258,200


     (b) Percent of Class:

          7.4

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               4,258,200

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               4,258,200

     Berkshire Hathaway Inc.

     (a) Amount Beneficially Owned:

          4,258,200

     (b) Percent of Class:

          7.4

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               4,258,200

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               4,258,200

     OBH Inc.

     (a) Amount Beneficially Owned:

          4,258,200

     (b) Percent of Class:

          7.4

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               4,258,200

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               4,258,200

     National Indemnity Company

     (a) Amount Beneficially Owned:

          4,258,200


     (b) Percent of Class:

          7.4

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               4,258,200

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               4,258,200

     GEICO Corporation

     (a) Amount Beneficially Owned:

          4,258,200

     (b) Percent of Class:

          7.4

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               4,258,200

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               4,258,200

     Government Employees Insurance Company

     (a) Amount Beneficially Owned:

          4,258,200

     (b) Percent of Class:

          7.4

     (c) Number of shares as to which such person has:


          (i) sole power to vote or to direct the vote:

               -0-

          (ii) shared power to vote or to direct the vote:

               4,258,200

          (iii) sole power to dispose or direct the disposition of:

               -0-

          (iv) shared power to dispose or to direct the disposition of:

               4,258,200

Item 5. Ownership of Five Percent or Less of a Class.

     Not Applicable


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     See Exhibit A

Item 8. Identification and Classification of Members of the Group.

     See Exhibit A

Item 9.     Notice of Dissolution of Group.

     Not Applicable

Item 10.     Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                 SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 2000

/s/ Warren E. Buffett
-------------------------------
Warren E. Buffett



BERKSHIRE HATHAWAY INC.                     OBH INC.


By: /s/ Warren E. Buffett              By: /s/ Warren E. Buffett
   _______________________                _________________________
   Warren E. Buffett                      Warren E. Buffett
   Chairman of the Board                  Chairman of the Board



NATIONAL INDEMNITY COMPANY                  GEICO CORPORATION


By: /s/ Warren E. Buffett              By: /s/ Warren E. Buffett
    _______________________               _________________________
    Warren E. Buffett                     Warren E. Buffett

    Chairman of the Board                 Chairman of the Board


Government Employees Insurance Company


By: /s/ Warren E. Buffett
   _______________________
    Warren E. Buffett
    Chairman of the Board

                                   Exhibit A

                            MEMBERS OF FILING GROUP



PARENT HOLDING COMPANY:


Berkshire Hathaway Inc.

OBH Inc.

GEICO Corporation

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company
Government Employees Insurance Company